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                                                                     Exhibit 5.4

[SAUL EWING LLP LETTERHEAD]



                                            June 22, 2004

Ply Gem Industries, Inc.
303 West Major Street
Kearney, MO 64060

        Re:     $225,000,000 9% Senior Subordinated Notes

Ladies and Gentlemen:

     We have acted as special counsel in the Commonwealth of Pennsylvania ( the "State") to Thermal-Gard, Inc., a Pennsylvania corporation ("Thermal-Gard") in connection with the following documents (collectively, the "Documents"):

       1. the Registration Rights Agreement dated as of February 12, 2004 by and between the Issuers (as defined therein) and Initial Purchasers (the "Registration Rights Agreement");

       2. the Registration Statement on Form S-4 (Registration No. 333-114041) of, inter alia, Ply Gem Industries, Inc., a Delaware corporation

       3. the Indenture dated as of February 12, 2004 by and between the Issuers and U.S. Bank National Association, as trustee, including the Guarantee (as defined below) contained therein (the "Indenture"); and

     4. the form of the $225,000,000 aggregate principal amount of 9% Senior Subordinated Notes due 2012 (the "Exchange Notes").

     We have also examined the following:


            (a)     Articles of Incorporation of Thermal-Gard;

            (b)     Bylaws of Thermal-Gard;

            (c) Certified Resolution of the Board of Directors of Thermal-Gard dated February 12, 2004; and


                          [SAUL EWING LLP LETTERHEAD]
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Ply Gem Industries, Inc.
June 22, 2004
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            (d)     such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth in this letter, subject to the assumptions, qualifications, limitations, exceptions and restrictions noted below.

     Based solely upon the foregoing, and subject to the assumptions, qualifications, limitations, exceptions and restrictions hereinafter set forth, we are of the opinion that:


(i) Thermal-Gard is duly organized and validly existing and subsisting under the laws of the Commonwealth of Pennsylvania.

(ii) Thermal-Gard has all requisite power and authority to execute, deliver and perform its obligations under the Documents. The Documents to which Thermal-Gard is a party have been duly authorized, executed and delivered by Thermal-Gard.

(iii) Thermal-Gard has duly authorized the guarantee of the Exchange Notes contained in the Indenture (collectively, the "Guarantee").

(iv) The issuance of the Guarantee by Thermal-Gard and the execution, delivery and compliance by Thermal-Gard of the Documents and the performance of its obligations thereunder will not result in a violation of the Thermal-Gard's Articles of Incorporation (as amended), By-Laws (as amended), or the laws of the Commonwealth of Pennsylvania in effect (in each case) as of the date of this opinion.

                         QUALIFICATIONS AND LIMITATIONS

     The opinions set forth in this letter are subject to the following assumptions, qualifications, limitations, exceptions and restrictions:

     (1)     We have made the following assumptions:

             a. Each document submitted to us for review is accurate and complete; each such document submitted to us as an original is authentic; each such document submitted to us as a copy conforms to the original document.

             b. All signatures of the parties on any of the Documents are genuine.

     (2)     The opinions set forth in this letter:

             a. are limited to the law of the Commonwealth of Pennsylvania and the Federal law of the United States of America, each to the extent applicable. We express no opinion as to the laws of any other jurisdiction or the effect thereof;
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Ply Gem Industries, Inc.
June 22, 2004
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               b.      are limited to those matters which are expressly set
                       forth in this letter, and no opinion may be inferred or implied beyond the matters expressly set forth in this letter;

               c. must be read in conjunction with the assumptions, qualifications, limitations, exceptions and restrictions set forth in this letter; and

               d. are rendered as of the date of this letter, and we assume no obligation to update or supplement this opinion at any time or for any reason, including, without limitation, any changes in applicable law or changes of any facts or circumstances of which we become aware.


     We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" contained in the Prospectus included in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required by the Securities Act of 1933, as amended, or the rules and regulations thereunder.

     This opinion may not be used or relied upon by any person other than the addressee and its counsel, Paul Weiss, Rifkind, Wharton & Garrison, LLP.

                                            Very truly yours,

                                            /s/ Saul Ewing LLP